UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 13, 2014
(Date of earliest event reported)

Callidus Software Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588
(Address of principal executive offices) (Zip Code)

(925) 251-2200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 13, 2014, Callidus Software Inc. (“Callidus”) entered into an agreement (“Agreement”) with Versata Software, Inc., a corporation formerly known as Trilogy Software, Inc., Versata Development Group, Inc., and Versata, Inc. (collectively, “Versata).
Under the Agreement, Callidus and Versata agreed to settle and dismiss their pending district court litigation and patent office proceedings, extended patent cross-licenses and covenants not to sue to one another, and Callidus was appointed as an authorized reseller of certain Versata products. Under the Agreement, each party covenanted not to sue the other (and its related entities) for infringement of any patents now owned (including pending patents) or later acquired by either party. In addition, each party granted to the other a fully paid-up, irrevocable, nonexclusive, worldwide license to certain patents (including the patents asserted in the pending district court litigation) for specified products of each party.
The Agreement also contains a release for any past infringement or claim between the parties and dismissal of the civil proceeding Versata Software, Inc., Versata Development Group, Inc., and Versata, Inc. v. Callidus Software, Inc., Civil Action No. 1:12-cv-00931-SLR, pending in the United States District Court for the District of Delaware, as well as five covered business method patent review proceedings currently pending before the United States Patent Trials and Appeals Board. Pursuant to the Agreement, Callidus agreed to pay to Versata $4,500,000 in nine equal quarterly installments, commencing on January 31, 2015. Callidus accrued a charge to earnings for $3,000,000 in the third quarter of 2014 in anticipation of the settlement and will capitalize $1,500,000 for the value of the patent license. The $1,500,000 will be amortized to expense over the life span of the associated patents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: November 14, 2014	By:	/s/ Bob L. Corey
Bob L. Corey
Senior Vice President, Chief Financial Officer (duly authorized officer)